Exhibit 99.1

Epiq Systems Expands Growing E-Discovery Business

Acquires De Novo Legal LLC

Kansas City, KS (December 28, 2011) — Epiq Systems, Inc. (NASDAQ:EPIQ), a leading global provider of technology solutions for the legal profession, today announced the acquisition of De Novo Legal LLC, a significant U.S. e-discovery provider with particular prominence in managed review services.  Epiq paid closing consideration of approximately $68 million which was funded from the company’s credit facility.  The transaction also includes a deferred cash component and an opportunity for contingent consideration based on future revenue growth.

With this transaction, Epiq further strengthens its leading global e-discovery franchise, providing corporate legal departments and law firms with full-service capabilities to manage electronic information for discovery, investigations, regulatory issues, compliance, and related legal matters.

De Novo augments Epiq’s capacity for managed review services and broadens Epiq’s e-discovery customer base.  De Novo has document review centers in key strategic locations in the United States and is among the largest providers of managed review and staffing services.  De Novo also offers clients e-discovery processing and hosted review platforms. For 2011 on a pro forma basis, De Novo represents an approximate 30% to 40% revenue increase to Epiq’s projected standalone e-discovery segment.

Epiq originally introduced an organically developed service extension for managed review in 2009, which has grown consistently since its inception. This acquisition positions Epiq to offer unrivaled throughput and responsiveness to customers from multiple domestic and overseas locations.

Significant subject matter expertise combined with scale, reach and capacity are important attributes of Epiq’s worldwide e-discovery business and constitute key competitive differentiations. Whether for individual complex engagements or for continuing relationships with multinational corporations or global law firms, the availability of end-to-end services and choice of multiple technologies positions Epiq in the top bracket of market participants. The company has full-service e-discovery operations in New York and Phoenix domestically, and London and Hong Kong internationally.

Christopher E. Olofson, president and COO of Epiq Systems, stated, “Today’s acquisition further advances Epiq’s leadership position in the attractive e-discovery space.  With a strong customer base and extensive track record for successful client engagements, De Novo is an excellent addition to our e-discovery business.  We see a significant opportunity in 2012 and are positioned well for strong growth.”

Epiq Systems expects this to be an accretive transaction for the full year in 2012.

Conference Call

The company will host a conference call Thursday, December 29, at 8:00 a.m. central time to discuss the acquisition.  The internet broadcast of the call can be accessed at www.epiqsystems.com.  To listen by phone, please call (877) 303-6311 before 8:00 a.m. central time.  International participants may dial (631) 813-4730.  An archive of the internet broadcast will be available on the company’s website for 90 days.  A recording of the call will also be available through January 29, 2012, beginning approximately two hours after the call ends.  To access the recording, please call (855) 859-2056 and enter conference ID number 39904387.

About Epiq Systems

Epiq Systems is a leading provider of managed technology for the global legal profession.  Our solutions streamline the administration of bankruptcy, litigation, financial transactions and regulatory compliance matters.  We offer innovative technology solutions for electronic discovery, document review, legal notification, claims administration and controlled disbursement of funds.  Our clients include leading law firms, corporate legal departments, bankruptcy trustees, government agencies, mortgage processors, financial institutions, and other professional advisors who require innovative technology, responsive service and deep subject-matter expertise.

Forward-looking and Cautionary Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and include, but are not limited to, any projection or expectation of earnings, revenue or other financial items; the plans, strategies and objectives of management for future operations; factors that may affect our operating results; new products or services; the demand for our products or services; our ability to consummate acquisitions and successfully integrate them into our operations; future capital expenditures; effects of current or future economic conditions or performance; industry trends and other matters that do not relate strictly to historical facts or statements of assumptions underlying any of the foregoing.  These forward-looking statements are based on our current expectations which may not prove to be accurate.  Forward-looking statements may be identified by terms such as “believe,” “expect,” “anticipate,” “should,” “planned,” “may,” “estimated,” “goal,” “objective,” “seeks,” and “potential” and variations of these words and similar expressions or negatives of these words.  Because forward-looking statements involve future risks and uncertainties, listed below are a variety of factors that could cause actual results and experience to differ materially from the anticipated results or other expectations expressed in our forward-looking statements.  These factors include (1) any material changes in our total number of client engagements and the volume associated with each engagement, (2) any material changes in our clients’ deposit portfolio or the services required or selected by our clients in engagements, (3) material changes in the number of bankruptcy filings, class action filings or mass tort actions each year, or changes in government legislation or court rules affecting these filings, (4) overall strength and stability of general economic conditions, both in the United States and in the global markets, (5) significant changes in the competitive environment, (6) risks associated with handling of confidential data and compliance with information privacy laws, (7) changes in or the effects of pricing structures and arrangements, (8) risks associated with the integration of acquisitions into our existing business operations, (9) risks associated with indebtedness, (10) risks associated with foreign currency fluctuations, (11) risks associated with developing and providing software and internet-based technology solutions to our clients, (12) risks associated with interruptions or delays in services at data centers, (13) risks of errors or failures of software or services, (14) risks associated with our international operations, (15) risks of litigation against us, and (16) other risks detailed from time to time in our SEC filings, including our most recent annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K.  In addition, there may be other factors not included in our SEC filings that may cause actual results to differ materially from any forward-looking statements. We undertake no obligation to update publicly or revise any forward-looking statements contained herein to reflect future events or developments, except as required by law.

For more information

Lew Schroeber, Investor Relations, telephone: 913-621-9500

Email:  ir@epiqsystems.com or visit us online at www.epiqsystems.com

# # #